Exhibit 10.1

FORM OF LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (as amended, restated, supplemented, replaced or extended from time to time, “Loan Agreement”), dated as of June 18, 2026, is entered into by and among FREIGHT TECHNOLOGIES, INC., a corporation formed under the laws of the British Virgin Islands (“FRGT”), FREIGHT APP, INC. (formerly known as FreightHub, Inc.), a Delaware corporation (“FR8App”), FREIGHT APP DE MEXICO, S.A. DE C.V., an entity formed under the laws of Mexico (“FRGT Mexico,” together with FRGT and FR8App, collectively and individually as the context may require, “Borrower”) and [   ] (“Lender”).

BACKGROUND

Borrower has requested and Lender has agreed to make a loan to Borrower and Borrower has agreed to grant the liens and security interests set forth herein to secure the Obligations (as defined below).

NOW THEREFORE, with the foregoing background incorporated by reference as if set forth more fully below, intending to be legally bound hereby, the parties hereto agree as follows:

1. Loan. On the date hereof, and subject to terms and conditions set forth herein, Lender agrees to make a loan to Borrower in the principal amount of $2,500,000 (the “Principal Amount”).

2. Principal Amount and Interest.

(a) FOR VALUE RECEIVED, Borrower, jointly and severally, promise to pay, in lawful money of the United States, to the order of Lender, at the offices of Lender (or at such other address as Lender may designate to Borrower) the Principal Amount funded by such Lender, plus all accrued and unpaid interest, fees, costs and expenses accrued on the Principal Amount. The Principal Amount shall be due and payable in full on June 17, 2027 unless otherwise extended by Lender in its sole discretion.

(b) Borrower further agrees to, commencing as of July 1, 2026, pay interest on the outstanding balance of the Principal Amount at the per annum rate equal to ten percent (10.0%). Interest shall be calculated on the outstanding Principal Amount on a 365 day year based on the actual number of days elapsed, and shall be due and payable on the first day of each calendar month commencing July 1, 2026. If Borrower has insufficient cash to make the scheduled payments of interest, or such interest payments are not made for any reason, such interest or portion thereof, may at Lender’s option and sole discretion be permitted to be paid in kind by Borrower by adding such interest to the Principal Amount. In no event shall the amount of interest paid or agreed to be paid to Lender hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto.

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(c) Upon the occurrence and during the continuance of an Event of Default, at Lender’s option, interest on the unpaid Principal Amount shall accrue at the rate otherwise applicable thereto plus two percent (2.0%).

(d) Upon any principal payment of the Principal Amount (whether voluntary, upon acceleration, at maturity or before or after the commencement of an insolvency proceeding), Borrower shall pay a prepayment premium of ten 10.0% of the principal amount repaid (such premium referred to as the “Payment Premium”).

(e) The Obligations (as defined herein) outstanding under this Agreement may be prepaid at any time, subject to the payment of Payment Premium. Prepayments of any kind and payments received by Lender shall be applied to the Obligations, first, to the Payment Premium, second, to all accrued and unpaid interest, fees, costs and expenses, including attorneys’ fees, and then to the Principal Amount.

(f) Borrower shall utilize the proceeds of the advances made hereunder to repay the existing credit facility provided by Capital Foundry Funding, LLC.

(g) Within 14 days following the date hereof, Borrower shall deliver a fully executed deposit account control agreement with respect to its deposit accounts, which agreements shall provide that all amounts collected in such deposit accounts shall be swept to Lender on at least a weekly basis. All amounts received by Lender from such collections shall be immediately applied to repay first, the accrued and unpaid fees, expenses and interest, and then to the outstanding Principal Amount.

(h) Within 30 days following the date hereof, Borrower shall deliver to Lender fully executed security agreements and any other documents necessary to make the secured obligations of FRGT and FRGT Mexico hereunder enforceable under the laws of the British Virgin Islands and Mexico, as applicable, and secured by a lien on all assets of FRGT and FRGT Mexico enforceable under the laws of the British Virgin Islands and Mexico, as applicable, together with delivery of customary legal opinions with respect to such documents, in each in case, in form and substance satisfactory to Lender.

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3. Grant of Security Interest. In order to secure all existing and future liabilities and obligations of every kind or nature at any time owing by Borrower to Lender in connection herewith or the transactions contemplated hereby or administration thereof (including without limitation, the Principal Amount), whether joint or several, related or unrelated, primary or secondary, matured or contingent, direct or indirect, due or to become due, and whether principal, interest, fees, costs or expenses (including without limitation attorneys’ fees), and any extensions, modifications, substitutions, increases and renewals thereof, and the payment of all reasonable amounts advanced or costs incurred by Lender, to preserve, protect and enforce its rights hereunder and/or in connection herewith (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) (collectively, the “Obligations”), Borrower hereby grants to Lender a perfected security interest in all of Borrower’s now owned or hereafter acquired, arising or created, wherever located accounts, accounts receivable, documents, contract rights, all rights to the payment of money, furniture, fixtures, equipment, machinery, inventory, instruments, investment property, cash, cash equivalents, deposit accounts, chattel paper, licenses, trademarks, tradenames, patents, copyrights, and the books and records, general intangibles, all other assets and all cash and non-cash proceeds (including, without limitation, all insurance proceeds) and products of the foregoing and proceeds of proceeds (collectively, with respect to Borrower, “Collateral”); provided, however, that “Collateral” shall not include (i) any license, contract, permit or other agreement to the extent that the grant of a security interest therein would violate or invalidate such license, contract, permit or agreement or create a right of termination in favor of any other party thereto (other than Borrower) pursuant to the terms thereof (but not including any such restriction that is rendered ineffective pursuant to the UCC (as defined below) or other applicable law), (ii) any assets for which the granting of a security interest therein is prohibited by applicable law (other than to the extent such prohibition is rendered ineffective pursuant to the UCC or other applicable law), (iii) any governmental licenses or permits to the extent a security interest therein is prohibited or restricted thereby, and (iv) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, further, that upon the termination or lapse of any such restriction described in clauses (i) through (iv) above, such asset shall immediately and automatically become Collateral hereunder. Borrower represents and warrants that (A) Borrower has the right, power and authority to grant the security interest in the Collateral granted hereby, (B) no consent, approval or authorization of any third party is required for such grant, except for consents, approvals or authorizations that have been obtained, and (C) no existing contract or agreement to which Borrower is a party prohibits the grant of such security interest, except to the extent such assets are excluded from the definition of Collateral pursuant to the foregoing proviso. Any terms used in the definition of Collateral but not defined shall have the meanings given thereto in Article 9 of the New York Uniform Commercial Code as in effect on the date hereof (the “UCC”) to the extent defined therein.

4. Financing Statements. Lender is hereby authorized to file one or more financing, continuation or amendment statements pursuant to the UCC, as applicable, in form satisfactory to Lender (including listing the collateral as “all assets”) and Borrower shall pay the cost, related to Borrower, of filing the same in all jurisdictions in which such filing is reasonably deemed by Lender to be necessary or desirable along with any filing, documentary stamp, intangible or similar type of taxes.

5. Covenants.

a. No Borrower shall, or permit any of its subsidiaries to directly or indirectly:

(i)	incur or guarantee, assume or suffer to exist any indebtedness for borrowed money (other than (A) the indebtedness evidenced by this Loan Agreement, (B) other indebtedness owing to Lender or any of its affiliates, (C) purchase money financing and capital leases in an aggregate amount not to exceed $500,000 at any time outstanding, (D) intercompany indebtedness among the Borrowers and their subsidiaries, provided that such intercompany indebtedness is subordinated to the Obligations on terms reasonably satisfactory to Lender, (E) indebtedness existing on the date hereof and set forth on Schedule 5(a)(i) attached hereto, and (F) trade payables and other unsecured obligations incurred in the ordinary course of business);

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(ii)	allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by Borrower or any of its subsidiaries other than (A) those granted hereunder or to secure indebtedness referenced in Section 5(a)(i) above, (B) liens for taxes not yet due or being contested in good faith by appropriate proceedings (provided that adequate reserves with respect thereto are maintained on the books of Borrower in accordance with generally accepted accounting principles in the United States (“GAAP”)), (C) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other similar liens arising in the ordinary course of business that are not overdue for more than sixty (60) days or are being contested in good faith by appropriate proceedings, (D) easements, rights-of-way, restrictions and other similar encumbrances that do not materially interfere with the use of the property, (E) liens securing purchase money indebtedness and capital leases permitted under Section 5(a)(i)(C), (F) liens existing on the date hereof and set forth on Schedule 5(a)(ii) attached hereto, and (G) liens on assets acquired by Borrower or any subsidiary after the date hereof that existed at the time of such acquisition (and were not created in anticipation thereof);

(iii)	redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock, except for (A) dividends or distributions payable solely in capital stock of the same class, (B) distributions required to maintain the legal existence of any Borrower or to comply with applicable law, and (C) tax distributions to equity holders of any Borrower that is treated as a pass-through entity for U.S. federal income tax purposes, in an amount not to exceed the estimated tax liability of such equity holders attributable to their ownership interest in such Borrower;

(iv)	sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of Borrower or any subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (A) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets in the ordinary course of business consistent with its past practice and (B) sales of inventory and product in the ordinary course of business;

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(v)	take any action that would (A) violate the rules of the Nasdaq Capital Market (“Nasdaq”), the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or any other market on which the Listed Securities (as defined below) are then listed on (each an “Eligible Market”); (B) reasonably be expected to result in the delisting or suspension of any securities of any Borrower that are listed on an Eligible Market (such securities, the “Listed Securities”) (other than suspensions of not more than one (1) day and occurring prior to the applicable date of determination due to business announcements by a Borrower); (C) reasonably be expected to result in the threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) delisting or suspension by an Eligible Market which is reasonably likely to occur as evidenced by a writing by such Eligible Market;

(vi)	purchase or acquire all or substantially all of the assets of a target or business division, or equity interests of another entity; or

(vii)	change the nature of the business of the Borrower from the business as conducted as of the date hereof.

b. The Borrower shall at all times following the date hereof:

(i)	maintain compliance with all applicable rules and regulations of the Eligible Market; and

(ii)	timely file all reports, financial statements, schedules, forms, proxy statements, statements and other documents (the “SEC Documents”) required to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such documents shall comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, including, but not limited to, a Report of Foreign Private Issuer on Form 6-K disclosing all material terms of the transactions contemplated by this Loan Agreement.

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6. Events of Default. Each of the following events shall constitute an event of default (“Event of Default”) and Lender shall thereupon have the option to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (b), (c) or (d) shall automatically cause an acceleration of the Obligations of Borrower):

(a) Payments if Borrower fails to make any payment of principal or interest or any other charges, fees, costs or expenses or other monetary obligations owing to Lender, arising out of or incurred in connection with this Agreement on the date when such payment is due and payable, whether upon maturity, acceleration, demand or otherwise and such failure continues for a period of three (3) business days after the earlier of demand or due date thereof;

(b) Assignment for Benefit of Creditors, etc. if Borrower makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower which might materially and adversely affect Borrower;

(c) Bankruptcy, Dissolution, etc. upon the commencement of any action for the dissolution or liquidation of Borrower or the commencement of any proceeding to avoid any transaction entered into by Borrower or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided, however, that Borrower shall have forty-five (45) days to obtain the dismissal or discharge of involuntary proceedings filed against Borrower, it being understood that during such forty-five (45) day period, Lender shall be under no obligation to extend any credit hereunder and Lender may seek adequate protection in any bankruptcy proceeding;

(d) Receiver upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for any of Borrower’s property;

(e) Collections - if Borrower fails to cause the collections of Collateral received in the deposit accounts to be promptly transferred to Lender to repay the Principal Amount;

(f) Listing – if (i) any Borrower fails to satisfy any listing requirement of an Eligible Market, (ii) Borrower is issued a notice of delisting or suspension from any Eligible Market or a notice of failure to satisfy any listing requirement of any Eligible Market, (iii) Listed Securities are suspended from trading on any Eligible Market for a period of one (1) or more consecutive trading days (other than any suspension arising solely from a halt in trading pending the dissemination of material information in the ordinary course by a Borrower) or (iv) Listed Securities are delisted from any Eligible Market for any reason;

(g) SEC – if any Borrower fails to timely file any SEC Documents required to be filed with the SEC pursuant to the Exchange Act after giving effect to any valid extension of time to file any SEC Document with the SEC pursuant to the Exchange Act;

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(h) Cross-Default – if Borrower defaults in the payment of any amount when due (whether by scheduled maturity, mandatory prepayment, acceleration, demand or otherwise, but subject to any applicable grace period), of any principal or stated amount of, or interest or fees on, any indebtedness of Borrower in excess of $50,000, or Borrower defaults in the performance or observance of any obligation or condition with respect to any such indebtedness and the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder or holders of such indebtedness, or any trustee or agent for such holders, to cause or declare such indebtedness to become immediately due and payable, or Borrower defaults in the payment of any amount when due (whether by scheduled maturity, mandatory prepayment, acceleration, demand or otherwise, but subject to any applicable grace period) or in the timely performance or observance of any material obligation or condition of any material contract and (i) such default results in the termination of such material contract or gives the counterparty thereto the right to terminate such material contract, and (ii) the termination or loss of such material contract would reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of Borrower, taken as a whole; or

(i) Covenants – if Borrower or any subsidiary fails to comply with any covenant, term or condition contained herein or breaches any representation or warranty contained herein or any other loan document, or any guarantor fails to comply with any covenant, term or condition contained in any guaranty of the obligations hereunder.

Upon the occurrence of an Event of Default and at any time thereafter, Lender may declare all Obligations of Borrower immediately due and payable and shall have, in addition to any remedies provided herein or by any applicable law, all of the rights and remedies of a Lender under the UCC, including without limitation the right to foreclose the security interests granted herein and to realize upon any Collateral by any available procedure and/or take possession of and sell any or all of the Collateral with or without judicial process. Without limiting the foregoing, as permitted by such UCC, Lender may (i) peaceably by its own means or with judicial assistance enter Borrower’s premises and take possession of the Collateral, (ii) render the Collateral unusable, (iii) dispose of the Collateral of Borrower on Borrower’s premises, (iv) require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender, and (v) send notice of the assignment of, and Lender’s security interest and lien in, all accounts and payment intangibles to the applicable account debtors). Lender will give Borrower reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The requirements of reasonable notice shall be met if such notice is mailed, postage prepaid, to the business address of Borrower shown in this Agreement at least ten (10) days before the time of the intended sale or disposition. The proceeds of any sale, collection or other realization of all or any part of the Collateral shall be applied by Lender in the following order: first, to pay the reasonable and documented costs and expenses of Lender in connection with such sale, collection or realization, including reasonable attorneys’ fees and expenses; second, to pay the Obligations in such order as Lender may elect; and third, any surplus remaining after payment in full of the Obligations shall be paid to Borrower or as otherwise required by applicable law. Fees, costs and expenses of retaking, holding, preparing for sale, selling or the like shall include Lender’s reasonable and documented attorney’s fees and legal expenses, incurred or expended by Lender to enforce any payment due to it under this Agreement either as against Borrower, or in the prosecution or defense of any action (all of which shall be included in the Obligations). In addition to any other fees, costs and expenses that may be due hereunder from time to time, Borrower shall pay all cost and expenses incurred by Lender and its counsel in connection with the negotiations, preparation, execution and delivery of all agreements and instruments executed and delivered in connection with this Agreement and any other related documents (including all fees for any supplemental or additional public filings of any other documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Lender hereunder and under the other documents in light of such increase).

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All rights and remedies granted Lender hereunder and under any agreements, instruments or documents executed and/or delivered in connection with this Agreement and any other related documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

7. Waivers. Lender shall not be deemed to have waived any of Lender’s right hereunder or under any other agreement, instrument or paper signed by Borrower unless such waiver is in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

8. Governing Law. This Agreement and all related documents (unless and except to the extent expressly provided otherwise in any such other agreements or document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall be governed by and construed in accordance with the laws of the State of New York. Borrower and Lender irrevocably consent to the jurisdiction of the state and federal courts located in the Southern District of New York in any and all actions and proceedings arising hereunder.

9. Severability. The provisions of this Agreement and other agreements and documents referred to herein are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect. All covenants of Borrower hereunder or under any related agreement, instrument or document, shall be deemed continuing until all of the Obligations of Borrower are paid in full.

10. Entire Agreement. This Agreement together with any documents referenced herein constitute the entire understanding of the parties hereto regarding the subject matter hereof, and no amendment to, or modification of, this Agreement shall be binding unless in writing and signed by each party hereto.

11. Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

12. Signatories. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

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13. Binding Effect. All provisions herein shall inure to, become binding upon the successors, representatives, trustees, administrators, executors, heirs and assigns of the parties hereto.

14. JURY WAIVER. EACH OF BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LOAN AGREEMENT OR THE PRINCIPAL AMOUNT. EACH OF BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS LOAN AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

15. Notice. Any notice, request, demand, waiver, consent, approval or other communication which required or permitted hereunder shall be in writing (which includes by means of electronic transmission (i.e. “email”). Such notice may be personally served, telecopied, sent by electronic transmission or sent by overnight courier service or United States certified mail, postage prepaid at the address of the respective party provided from time to time.

16. Expenses. Borrower will pay all reasonable and documented expenses of Lender on demand (including, without limitation, search costs, audit fees, appraisal fees, and the fees and expenses of legal counsel for Lender) relating to this Loan Agreement, and all related agreements and documents, including, without limitation, expenses incurred in the analysis, negotiation, preparation, closing, administration and enforcement of this Agreement and any and all related agreements, instruments and documents, the enforcement, protection and defense of the rights of Lender hereunder and with respect to the Collateral, and any reasonable expenses relating to extensions, amendments, waivers or consents pursuant to the provisions hereof, or any related agreements and documents or relating to agreements with other creditors, or termination of this Agreement. Any such expenses not paid at closing and thereafter upon demand by Lender shall bear interest at the per annum rate set forth above.

17. Third Party Rights. No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other person.

18. Counterparts. This Loan Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Signature by PDF or facsimile shall bind the parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first set forth above.

BORROWER:

FREIGHT APP, INC.

By:
Name:	Javier Selgas
Title:	Chief Executive Officer

FREIGHT TECHNOLOGIES, INC.

By:
Name:	Javier Selgas
Title:	Chief Executive Officer

FREIGHT APP DE MEXICO, S.A. DE C.V.

By:
Name:	Javier Selgas
Title:	Chief Executive Officer

Address:

Attention:
Email:

LENDER:	[ ]

By:
Name:
Title:

Address:

Attention:
Email: